Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
NETLIST, INC.
a Delaware corporation

Netlist, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

1.     That the corporation was originally incorporated on June 12, 2000 under the name Netlist, Inc. pursuant to the DGCL.

2.     This Restated Certificate of Incorporation has been duly adopted by the corporation's board of directors (the "Board of Directors") and stockholders in accordance with the applicable provisions of Section 242 and 245 of the DGCL. In accordance with Section 103(d) of the DGCL, this Restated Certificate of Incorporation is not to become effective until November [    ], 2006.

3.     The text of the Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is: Netlist, Inc.

ARTICLE II

The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19808, New Castle County. The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

(A)    Classes of Stock.    The corporation is authorized to issue two classes of stock to be designated, respectively, "Serial Preferred Stock" and "Common Stock." The total number of shares of stock which the corporation is authorized to issue is One Hundred Million (100,000,000) shares consisting of Ten Million (10,000,000) shares of Serial Preferred Stock, with a par value of $0.001 per share, and Ninety Million (90,000,000) shares of Common Stock, with a par value of $0.001 per share.

(B)    Rights, Preferences and Restrictions of Serial Preferred Stock.    The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares and to determine or (so long as no shares of such series are then outstanding) alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the DGCL. The rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with, or senior to any of those of any present or future class or series of capital stock of the corporation. The Board of Directors is also authorized to decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting any decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(C)    Rights, Preferences and Restrictions of Common Stock.    The rights, preferences, privileges, and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights.    Subject to the rights of each series of Serial Preferred Stock which may from time to time come into existence, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights.    Upon the liquidation, dissolution or winding up of the corporation, subject to the rights of each series of Serial Preferred Stock which may from time to time come into existence, the holders of Common Stock shall receive all of the remaining assets of the corporation.

3.    Voting Rights.    Each holder of Common Stock shall have the right to one vote per share of Common Stock and shall be entitled to vote upon such matters and in such manner as may be provided by law.

4.    Redemption.    The Common Stock is not redeemable. This Section 4 is not intended to, and shall not, prohibit the purchase of shares of Common Stock from the holder thereof pursuant to an agreement with such holder.

ARTICLE V

The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. The election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE VII

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent permitted by the DGCL.

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by the DGCL, as the same exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such proceeding.

The rights and authority conferred in this Article VII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the corporation in addition to the powers and authorities expressly conferred upon them by statute.

ARTICLE IX

The corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by Chun K. Hong, its President, Chief Executive Officer and Chairman of the Board of Directors, as of this            day of November, 2006.

Chun K. Hong
President, Chief Executive Officer and
Chairman of the Board of Directors